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                                            July 24, 1996



Michael Baum
280, Inc.
1550 Bryant, Third Floor
San Francisco, CA 94103

Dear Michael :

Per our conversation on Friday, I have spoken with Karl and received clarification on the discussions between the two of you. We will agree to a finalized agreement that is structured in the following manner.

VICE CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF TECHNICAL ADVISOR Fulfillment of responsibilities including product and technical strategy, assistance in strategic partner relationship development and participation in Board of Directors meetings.

Most of your performance of these duties can be performed remotely from San Francisco. It is our expectation that performance of these duties will also include your physical presence at Scoop's facilities and meetings with partners.

Compensation:
-   $5,000 per month cash consulting fee initiating August 1996.
-   60,000 share stock option grant with a $2.50 strike price.
The options will be subject to all the terms and conditions of the Scoop option plan and will vest over a three and one-half year period (with 25% vesting in January of 1997 and quarterly thereafter).

INCREASED PRODUCT DEVELOPMENT LEADERSHIP 1996
As we discussed, Scoop requires a deeper personal involvement during the remainder of 1996 as we prepare to complete the version 1.0 release, launch the Scoop service and until we recruit a head of engineering.

The specific needs for your involvement will evolve as we proceed but is expected to include participation in engineering reviews twice a month, twice a week CKS status calls and involvement in the engineering recruiting process.

In light of this substantial involvement, we have agreed to an incremental increase in the compensation package as described below.

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Compensation:
-   $5,000 per month cash consulting fee for June and July 1996.
-   15,000 share stock option grant with a $2.50 strike price.
The options will be subject to all the terms and conditions of the Scoop option plan and will vest over a three and one-half year period (with 25% vesting in January of 1997 and quarterly thereafter).

COMPENSATION FOR PAST SERVICES
In recognition of past service contributions made while we were redefining the business plan and developing a product and technical strategy, we have agreed to the following compensation:

-   10,000 share grant previously awarded.
- 40,000 share stock option grant with a $2.50 strike price immediately vested.
- A cash bonus totaling $20,000 will be paid in 1997; timing subject to Board approval.
Such options are also subject to all of the terms and conditions of the Scoop stock option plan.

Upon your receipt of your signed agreement, we will initiate the issuance of cash payments currently due.

Please know that we appreciate your involvement and we are aware of the importance of your experience and extraordinary efforts during this phase of Scoop.

                                       Regards,

                                       /s/ MARK A. DAVIDSON

                                       Mark Davidson
                                       Chief Operating and Financial Officer

Accepted and Agreed
as of July 24, 1996


/s/ MICHAEL BAUM
----------------
Michael Baum